Exhibit 99.1

ADVENTRX PHARMACEUTICALS ANNOUNCES CAPITAL RAISE OF $22.5 MILLION
SAN DIEGO — January 7, 2011 — ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) announced today that it has entered into definitive agreements to sell 8,184,556 units in a registered direct offering to RA Capital Management, certain healthcare-focused investors, and other institutional investors for a per unit purchase price of $2.75, representing gross proceeds to ADVENTRX of approximately $22.5 million. Each unit consists of one share of common stock, a Series A warrant and a Series B warrant. ADVENTRX plans to use the net proceeds from the offering to fund activities relating to acquiring and developing additional products or product candidates, to continue development of its current lead product candidates, and for general corporate purposes.
The Series A warrants are exercisable for up to an aggregate of 2,046,139 shares of ADVENTRX’s common stock. The Series A warrants will have an exercise price of $2.75 per share and will be exercisable at any time after the closing of the transaction and before the date that is 5 trading days after the 1-year anniversary of the initial exercise date. The Series B warrants are exercisable for up to an aggregate of 2,046,139 shares of ADVENTRX’s common stock. The Series B warrants also will have an exercise price of $2.75 per share and will be exercisable at any time after the closing of the transaction and before the 5-year anniversary of the initial exercise date. The closing of the offering is expected to take place on or about January 11, 2011, subject to the satisfaction of customary closing conditions.
Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for the transaction.
The securities described above are being offered by ADVENTRX pursuant to an effective registration statement(s) on Form S-3 filed with the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering will be filed with the SEC.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus can be obtained from the SEC’s website at www.sec.gov or directly from Rodman & Renshaw, LLC by request to info@rodm.com or (212) 356-0549.
About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are being developed to improve the performance of existing anti-cancer drugs by addressing limitations associated principally with their safety and use. More information can be found on the Company’s web site at www.adventrx.com.
Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding capital-raising and use of proceeds. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the extent to which ADVENTRX acquires new technologies, product candidates, products or businesses and its ability to integrate them successfully into its operations; ADVENTRX’s or a future partner’s ability to obtain regulatory approval for its current and future product candidates and, if approved, to successfully commercialize them in the U.S. and/or elsewhere; the potential that ADVENTRX may enter into one or more commercial partnerships or other strategic transactions relating to ANX-530 and/or ANX-514, and the terms of any such transactions; the satisfactory performance of third parties on whom ADVENTRX relies significantly to conduct its nonclinical testing and bioequivalence and clinical trials and other aspects of its development programs; the extent to which ADVENTRX rebuilds its workforce and its ability to attract and retain qualified personnel and manage growth; delays in the commencement or completion of nonclinical testing, bioequivalence or clinical trials of or manufacturing, regulatory or launch activities related to ADVENTRX’s current or future product candidates; the success of future bioequivalence or clinical trials; ADVENTRX’s ability to acquire or develop sales, marketing and distribution capabilities, if it determines to commercialize any of its current or future product candidates for which it obtains regulatory approval without a partner; whether any of ADVENTRX’s current or future product candidates for which it receives regulatory approval, if any, achieve broad market acceptance; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.
You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals	Lippert/Heilshorn & Associates, Inc.
Ioana C. Hone (ir@adventrx.com)	Don Markley (dmarkley@lhai.com)
858-552-0866 Ext. 303	310-691-7100
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